As filed with the Securities and Exchange Commission on April 6, 2015
Registration No. 333-133158

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
POST-EFFECTIVE AMENDMENT NO. 7

TO

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

Connecticut
(State or other jurisdiction of incorporation or organization)
6311
(Primary Standard Industrial Classification Code Number)
71-0294708
(I.R.S. Employer Identification No.)

Voya
One Orange Way
Windsor, Connecticut 06095-4774
1-800-262-3862
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Neil McMurdie, Esq.
Voya Retirement Insurance and Annuity Company
One Orange Way
Windsor, CT 06095-4774
1-860-580-2824
(Name and Address of Agent for Service of Process)

Approximate date of commencement of proposed sale to the public:
It is proposed that the public offering will commence as soon as practicable after effectiveness of this filing.

We request acceleration of the effective date of this registration statement to May 1, 2015.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered to this Form are to be offered on a delayed or continuous basis pursuant to
Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General
Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(d) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

PART I
INFORMATION REQUIRED IN THE PROSPECTUS

Voya Retirement Insurance and Annuity Company

Single Premium Deferred Modified Guaranteed Annuity Contract

VOYA MULTI-RATE ANNUITY

May 1, 2015

The Contract.  The contract described in this prospectus is a group or individual, single purchase payment, modified guaranteed deferred annuity contract issued by Voya Retirement Insurance and Annuity Company (the “Company,” “we,” “us,” “our”).  The contract is available as a non-qualified deferred annuity.  Additionally, the contract is available as a rollover to a traditional Individual Retirement Annuity (“IRA”) under section 408(b) of the Internal Revenue Code of 1986, as amended (“Tax Code”) or a rollover to a Roth IRA under Tax Code section 408A.  See “Purchase” in this prospectus for additional information.

Why Reading this Prospectus is Important.  This prospectus contains facts about the contract that you should know before investing.  The information will help you determine if the contract is right for you. Read this prospectus carefully.  If you do invest in the contract, retain this document for future reference.

How it Works.  Upon purchase, you may direct your purchase payment to different guaranteed terms ranging up to and including 10 years. Each guaranteed term has its own guaranteed interest rate. When the guaranteed term(s) end, you can reinvest in another guaranteed term, begin receiving income phase payments, or withdraw your full account value.

Withdrawals.  You may withdraw all or part of your accumulated funds at any time.  Withdrawals prior to the end of a guaranteed term may be subject to a market value adjustment and certain fees. Upon a full withdrawal, you could, therefore, receive less than your purchase payment. See the “Market Value Adjustment (MVA)” section and “Fees” section in this prospectus for additional information.

Additional Disclosure Information.  Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.  We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state that does not permit their sale. We have not authorized anyone to provide you with information different from that contained in this prospectus.  The contract is not a deposit with, obligation of, or guaranteed or endorsed by any bank, nor is it insured by the Federal Deposit Insurance Corporation (“FDIC”).

Our Home Office: Voya Retirement Insurance and Annuity Company One Orange Way Windsor, CT 06095-4774	Customer Service: Voya P.O. Box 9271 Des Moines, IA 50306-9271 1-800-531-4547

Voya Multi-Rate Annuity – Voya MRA

Table of Contents

Voya Multi-Rate Annuity – Voya MRA

contract overview

The following is intended as a summary.  Please read each section of this prospectus for additional detail.

Questions: Contacting the Company.  To answer your questions, contact your local representative or write or call Customer Service at:

                P.O. Box 9271

Des Moines, IA 50306-9271

1-800-531-4547

Contract Design:

The contract described in this prospectus is a group or individual, single purchase payment, modified guaranteed deferred annuity contract issued by Voya Retirement Insurance and Annuity Company.  It is intended to be used as a retirement savings vehicle that allows you to invest in fixed interest options in order to help meet long-term financial goals.

Who’s Who:

The contract holder (you):  The person to whom we issue an individual contract or a certificate under a group contract. We may also refer to the contract holder as the contract owner.

The Company (we, us, our):  Voya Retirement Insurance and Annuity Company.  We issue the contract.

The contract:  Both individual contracts and certificates under a group contract are referred to in this prospectus as the contract.

Contract Phases:

The Accumulation Phase

•         At Investment. Upon purchase, you may direct your purchase payment to different guaranteed terms ranging up to and including 10 years.  Each guaranteed term has its own guaranteed interest rate.  Generally, your purchase payment will earn interest at the guaranteed interest rate(s) for the duration of the guaranteed term(s) you select.  If you withdraw or transfer amounts prior to the end of a guaranteed term, those amounts may be subject to a market value adjustment and certain fees.  See “Market Value Adjustment (MVA)” and “Fees.”

•         At Maturity.  We will notify you at least 18 days before the guaranteed term ends.  If you do not make any election before the guaranteed term ends, we will automatically renew the contract for a guaranteed term of the same or similar duration.  If you do not want to automatically renew, contact us before the guaranteed term ends. Prior to the end of a guaranteed term, you can elect to reinvest in a different guaranteed term, begin income phase payments, or withdraw the full amount available at maturity.

The Income Phase

You may start receiving income phase payments any time after the first year of the contract.  Several payment options are available.  See “Income Phase.”  In general, you may receive payments for a specified period of time or for life; receive payments monthly, quarterly, semi-annually or annually; and select an option that provides a death benefit to beneficiaries.

Voya Multi-Rate Annuity – Voya MRA                                          1

Contract Facts:

Free Look/Right to Cancel:  You may cancel the contract within ten days of receipt (or as otherwise provided by state law). See “Right to Cancel.”

Death Benefit:  A beneficiary may receive a benefit in the event of your death prior to the income phase.  Benefits during the income phase depend upon the payment option selected.  See “Death Benefit” and “Income Phase.”

Withdrawals:  During the accumulation phase, you may withdraw all or part of your account value.  Amounts withdrawn may be subject to a market value adjustment, early withdrawal charge, maintenance fee, tax withholding and taxation. See “Market Value Adjustment (MVA),” “Withdrawals,” “Fees” and “Federal Tax Considerations.”

Systematic Distribution Options:  You may elect to receive regular payments from your account, while retaining the account in the accumulation phase.  See “Systematic Distribution Options.”

Fees:  Certain fees may be deducted from your account value.  See “Fees.”

Taxation:  You will not generally pay taxes on any earnings from the annuity contract described in this prospectus until they are withdrawn. Tax-qualified retirement arrangements (e.g., IRAs) also defer payment of taxes on earnings until they are withdrawn. If you are considering funding a tax-qualified retirement arrangement with an annuity contract, you should know that the annuity contract does not provide any additional tax deferral of earnings beyond the tax deferral provided by the tax-qualified retirement arrangement. However, annuities do provide other features and benefits which may be valuable to you. You should discuss your alternatives with your financial representative.

Taxes will generally be due when you receive a distribution. Tax penalties may apply in some circumstances. See “Federal Tax Considerations.”

Market Value Adjustment (MVA): If you withdraw all or part of your account value before a guaranteed term is completed, an MVA may apply. The MVA reflects the change in the value of the investment due to changes in interest rates since the date of investment, and may be positive or negative. See “Market Value Adjustment (MVA).”

guaranteed terms and guaranteed interest rates

The contract offers fixed interest options called guaranteed terms.  On the application or enrollment form, you select the guaranteed term(s) you want to invest in from among the guaranteed terms we offer at that time.  Your purchase payment earns interest at the guaranteed interest rate applicable to that guaranteed term.

Guaranteed Terms:

Start Date.  Guaranteed terms always start on the first business day of the month.

Length.  Guaranteed terms are offered at our discretion for various lengths of time ranging up to and including 10 years.

Minimum Payments.  Your single purchase payment must be at least $10,000.  You may divide your single purchase payment among any of the various guaranteed terms we offer, but you must invest at least $1,000 in any single guaranteed term.

Voya Multi-Rate Annuity – Voya MRA                                          2

Guaranteed Interest Rates:  We state the guaranteed interest rates as an effective annual rate of return.  In other words, we credit the interest you earn on your purchase payment at a rate that provides the guaranteed rate of return over a one-year period, assuming you make no withdrawals.  Guaranteed interest rates will never be less than the minimum guaranteed interest rate stated in the contract.  We reserve the right to offer, from time to time, guaranteed interest rates to prospective investors that are higher than those offered to current contract holders with respect to guaranteed terms of the same duration.

One Guaranteed Term/Multiple Guaranteed Interest Rates.  More than one guaranteed interest rate may be applicable during a guaranteed term greater than one year.  For example, a guaranteed term of five years may apply one guaranteed interest rate for the first year, a different guaranteed interest rate for the next two years, and a third guaranteed interest rate for the last two years. You may not select a guaranteed term with multiple guaranteed interest rates if your contract is issued in the State of New York.

Example of Interest Crediting at the Guaranteed Interest Rate.  The example below shows how interest is credited during a guaranteed term.  The hypothetical guaranteed interest rate used in this example is illustrative only and is not intended to predict future guaranteed interest rates to be offered under the contract.  Actual guaranteed interest rates offered may be more or less than those shown.  The example assumes no withdrawals of any amount during the entire seven-year guaranteed term illustrated.  The example does not reflect any market value adjustment, federal income taxes, possible tax penalties, or deductions of any early withdrawal charge, premium taxes, or maintenance fees.  See “Withdrawals,” “Market Value Adjustment (MVA),” “Fees” and “Federal Tax Considerations.”

Example:

Purchase payment:                                             $20,000.00

Guaranteed term:                                                                7 years

Guaranteed interest rate:                                   6.00% per year

The guaranteed interest rate is applied in this example by using the formula:

                1 + the guaranteed interest rate = 1.06

Account Value at End                                       Interest Earned at End

of Each Contract Year                                     of Each Contract Year

Contract year 1 = $21,200.00                           Interest at end of contract year 1

($20,000.00 x 1.06)                                                            = $1,200.00

Contract year 2 = $22,472.00                           Interest at end of contract year 2

($21,200.00 x 1.06)                                                            = $1,272.00

Contract year 3 = $23,820.32                           Interest at end of contract year 3

($22,472.00 x 1.06)                                                            = $1,348.32

Contract year 4 = $25,249.54                           Interest at end of contract year 4

($23,820.32 x 1.06)                                                            = $1,429.22

Contract year 5 = $26,764.51                           Interest at end of contract year 5

($25,249.54 x 1.06)                                                            = $1,514.97

Contract year 6 = $28,370.38                           Interest at end of contract year 6

($26,764.51 x 1.06)                                                            = $1,605.87

End of guaranteed term = $30,072.61            Interest at end of contract year 7

($28,370.38 x 1.06)                                                            = $1,702.23

Total interest credited in guaranteed term = $10,072.61 ($30,072.61 - $20,000.00)

Voya Multi-Rate Annuity – Voya MRA                                          3

Determination of Guaranteed Interest Rates.  We will periodically determine the guaranteed interest rates we offer at our sole discretion. We have no specific formula for determining the rate of interest we will declare as future guaranteed interest rates. Our determination of guaranteed interest rates is influenced by, but does not necessarily correspond with, interest rates available on the types of debt instruments in which we intend to invest the amounts attributable to the contract.  See “Investments.”  The Company’s management will also consider various factors in determining guaranteed interest rates for a given guaranteed term, including some or all of the following:

•         Regulatory and tax requirements;

•         Sales commissions;

•         Administrative expenses;

•         General economic trends; and

•         Competitive factors.

The Company’s management determines the guaranteed interest rates we will offer.  We cannot predict nor guarantee future levels of guaranteed interest rates above the contractually guaranteed minimum rate nor guarantee what rates will be offered in the future.

your choices at the end of a guaranteed term

At least 18 calendar days prior to the end of a guaranteed term, we will notify you that the guaranteed term is about to end.  At the end of a guaranteed term, you can do three things with the amount you have accumulated for that guaranteed term:

•         Reinvest all or part of it in another guaranteed term;

•         Withdraw all or part of it; or

•         Use all or part of it to start your income phase payments.

These choices can also be combined.  For example, you can withdraw part of the amount you have accumulated and reinvest the balance or reinvest part and use the balance to start income phase payments.  Each of these choices has certain consequences, which you should consider carefully.  See “Withdrawals,” “Income Phase” and “Federal Tax Considerations.”

Requesting Your Choice.  Once you decide what you want to do with your account value for that guaranteed term, you must advise us of your decision by completing an election form.  We must receive your completed election form at least five days prior to the end of the guaranteed term to which it applies.

If we do not receive your properly completed election form in time, or you do not submit an election form, your account value at the end of the guaranteed term will be automatically reinvested in the following manner:

•         For a guaranteed term equal to the guaranteed term just ended;

•         If no such guaranteed term is available, for the guaranteed term with the next shortest duration; or

•         If no such shorter guaranteed term is available, for the guaranteed term with the next longest duration.

Your account value will then earn interest at the guaranteed interest rate applicable to the guaranteed term automatically selected for you. We will mail a confirmation statement to you the next business day after the completion of the just-ended guaranteed term advising you of the new guaranteed term and guaranteed interest rate.

Voya Multi-Rate Annuity – Voya MRA                                          4

purchase

Contract Type.  The contract may be purchased as one of the following:

(1)     A nonqualified deferred annuity;

(2)     A rollover to a traditional individual retirement annuity (“IRA”) under Tax Code section 408(b); (limitations apply, see “Purchasing a Traditional IRA” in this section); or

(3)     A rollover to a Roth IRA under Tax Code section 408A (limitations apply, see “Purchasing a Roth IRA” in this section).

How to Purchase.  To purchase a contract, complete an application or enrollment form and submit it to the Company along with your purchase payment.

Payment Methods.  The following purchase payment methods are allowed:

•         One lump-sum payment; or

•         Transfer or rollover from a pre-existing plan or account.

We reserve the right to reject any payments without advance notice.

Payment Amount.  The minimum purchase payment is $10,000.  We may limit the amount of the maximum purchase payment.  All purchase payments over $1,000,000 will be allowed only with our consent.  You may not make any additional purchase payments under an existing contract.  However, eligible persons may purchase additional contracts at the then prevailing guaranteed interest rates and guaranteed terms.

Purchasing a Traditional IRA.  To purchase the contract as a traditional IRA, your purchase payment must be a transfer of amounts held in one of the following:

•         A traditional individual retirement account under Tax Code section 408(a);

•         A traditional individual retirement annuity under Tax Code section 408(b); or

•         A retirement plan qualified under Tax Code section 401 or 403.

Purchasing a Roth IRA. A contract may be purchased as a Roth IRA under Tax Code section 408A, by transferring amounts previously accumulated under another Roth IRA or from a traditional individual retirement annuity or individual retirement account, provided certain conditions are met.  See “Federal Tax Considerations.”

Anti-Money Laundering

In order to protect against the possible misuse of our products in money laundering or terrorist financing, we have adopted an anti-money laundering program satisfying the requirements of the USA PATRIOT Act and other current anti-money laundering laws. Among other things, this program requires us, our agents and customers to comply with certain procedures and standards that will allow us to verify the identity of the sponsoring organization and that contributions and loan repayments are not derived from improper sources.

Under our anti-money laundering program, we may require customers, and/or beneficiaries to provide sufficient evidence of identification, and we reserve the right to verify any information provided to us by accessing information databases maintained internally or by outside firms.

We may also refuse to accept certain forms of payments or loan repayments (traveler’s cheques, cashier’s checks, bank drafts, bank checks and treasurer’s checks, for example) or restrict the amount of certain forms of payments or loan repayments (money orders totaling more than $5,000, for example). In addition, we may require information as to why a particular form of payment was used (third party checks, for example) and the source of the funds of such payment in order to determine whether or not we will accept it. Use of an unacceptable form of payment may result in us returning the payment to you and not issuing the Contract.

Voya Multi-Rate Annuity – Voya MRA                                          5

Applicable laws designed to prevent terrorist financing and money laundering might, in certain circumstances, require us to block certain transactions until authorization is received from the appropriate regulator. We may also be required to provide additional information about you and your policy to government regulators.

Our anti-money laundering program is subject to change without notice to take account of changes in applicable laws or regulations and our ongoing assessment of our exposure to illegal activity.

Acceptance or Rejection of Applications or Enrollment Forms.  We must accept or reject your application or enrollment form within two business days of receipt.  If the application or enrollment form is incomplete, we may hold it and any accompanying purchase payment for five days.  Payments may be held for longer periods only with your consent, pending acceptance of the application or enrollment form.  If the application or enrollment form is accepted, a contract will be issued to you.  If the application or enrollment form is rejected, we will return it and any payments to you, without interest.

What Happens to Your Purchase Payment?  If we accept your application or enrollment form, your purchase payment becomes part of our general assets and is credited to an account established for you.  We will confirm the crediting of your purchase payment within five business days of receipt of your properly completed application or enrollment form.  You start earning interest on your purchase payment beginning on the effective date of the contract, which is the date your purchase payment is credited.  During the period of time between the date your purchase payment is credited and the start of the guaranteed term you selected, your purchase payment earns interest at the guaranteed interest rate applicable to the guaranteed term you selected.

right to cancel

You may cancel the contract within 10 days of receiving it (or as otherwise provided by state law) by returning it to Customer Service along with a written notice of cancellation. We will issue a refund within seven days of our receipt of the contract and written notice of cancellation.  The refund will equal the amount of your purchase payment.

fees

The following fees and other deductions may impact your account value:

•         Early Withdrawal Charge (see below);

•         Maintenance Fee (see below);

•         Premium Taxes (see below);

•         Market Value Adjustment (see “Market Value Adjustment (MVA)”); and

•         Taxation (see “Federal Tax Considerations”).

Early Withdrawal Charge

Withdrawals of all or a portion of your account value may be subject to a charge.  In the case of a partial withdrawal where you request a specified dollar amount, the amount withdrawn from your account will be the amount you specified plus adjustment for any applicable early withdrawal charge.

Amount.  The amount is a percentage of the purchase payment you withdraw.  The percentage will be determined by the early withdrawal charge schedule below.

Purpose.  This is a deferred sales charge.  It reimburses some of our sales and administrative expenses associated with the contract.

Voya Multi-Rate Annuity – Voya MRA                                          6

Early Withdrawal Charge Schedule:

Years since purchase payment credited:	0	1	2	3	4	5	6	7

Fee as a percentage of payment withdrawn:	7%	7%	6%	6%	5%	4%	2%	0%

How We Apply the Schedule.  For purposes of applying the early withdrawal charge, all time periods are measured from the date your purchase payment is credited, even if you reinvest all or part of your account value in another guaranteed term.  Once the early withdrawal charge declines to 0%, it no longer applies, regardless of how long you own the contract.

The early withdrawal charge applies only to withdrawals of your purchase payment.  However, for the purposes of this charge, we assume you are withdrawing all or part of your purchase payment first (not your earnings).  This assumption is not made for tax purposes.  See “Federal Tax Considerations.”

Example.  Assume the first guaranteed term you select is for five years.  Further assume that at the end of this five-year guaranteed term, you decide to reinvest your account value for another guaranteed term of four years.  Assume you then make a withdrawal (but not a special withdrawal, as described below) during the second year of the new guaranteed term.  Because six years have passed since your purchase payment was credited, you would pay a 2% early withdrawal charge, even though you could have withdrawn all or part of your account value at the end of the first five-year guaranteed term without paying an early withdrawal charge.  See “Waiver of Charge,” below.  However, if you make a withdrawal during the third year of the new guaranteed term, or anytime thereafter, you would pay no early withdrawal charge, because seven years would have passed since your purchase payment was credited.

Special Withdrawals.  After 12 months from the contract effective date, you may make one withdrawal equal to 10% or less of your account value during any calendar year, valued at the time we receive your withdrawal request in writing, and we will not deduct any early withdrawal charge.  This special withdrawal is subject to the following restrictions:

•         It applies only to the first withdrawal each calendar year;

•         All subsequent withdrawals that calendar year are subject to an early withdrawal charge, even if you did not withdraw the full 10% with your first withdrawal; and

•         If your first withdrawal of the calendar year is in excess of 10% of your account value, the excess amount is subject to an early withdrawal charge.

Waiver of Charge.  The early withdrawal charge is waived for amounts that are:

•         Withdrawn at the end of a guaranteed term, provided that at least five days prior to the end of that guaranteed term we receive your withdrawal request in writing.  (If you reinvest those amounts in another guaranteed term, future withdrawals will be subject to an early withdrawal charge as described above.); or

•         A full surrender of the account, where the current value of the account is $2,500 or less, provided that no withdrawal has been made from your account during the prior 12 months; or

•         Withdrawn due to your election of a systematic distribution option (see “Systematic Distribution Options”); or

•         Withdrawn due to an involuntary termination.  This may occur if your account value is less than $2,500.  See “Other Topics - Involuntary Terminations.”

Voya Multi-Rate Annuity – Voya MRA                                          7

Nursing Home Waiver.  If approved in your state, you may withdraw all or a portion of your account value without an early withdrawal charge if all of the following conditions are met:

•         More than one account year has elapsed since the date your purchase payment was credited;

•         The annuitant, designated under the contract, has spent at least 45 consecutive days in a licensed nursing facility (in New Hampshire, the facility may be non-licensed); and

•         The withdrawal is requested within three years of the designated annuitant’s admission to a licensed nursing facility (in Oregon there is no three year limitation and in New Hampshire, the facility may be non-licensed).

We will not waive the early withdrawal charge if the annuitant was in a licensed nursing care facility at the time you purchased the contract.  The nursing home waiver may not be available in all states.

Market Value Adjustment and Taxation.  Except for withdrawals at the end of a guaranteed term as noted above, and withdrawals under a systematic distribution option, a market value adjustment is applicable to any amounts you withdraw. Regardless of when or how withdrawals are taken, you may also be required to pay taxes and tax penalties. See “Market Value Adjustment (MVA)” and “Federal Tax Considerations.”

Annual Maintenance Fee

Currently, we do not charge a maintenance fee.  However, prior to the time you enter the income phase, an annual maintenance fee may be deducted from your account value on each anniversary of the contract’s effective date and if you make a full withdrawal from the contract.  The terms and conditions under which the maintenance fee may be deducted are stated in the contract.  A maintenance fee would be used to reimburse us for our administrative expenses relating to establishing and maintaining the contract.

Premium Taxes

Maximum Amount.  Some states and municipalities charge a premium tax on annuities.  These taxes currently range from 0% to 4%, depending upon the jurisdiction.

When/How.  We reserve the right to deduct a charge for premium taxes from your account value or from your payment to the account at any time, but not before there is a tax liability under state law.  For example, we may deduct a charge for premium taxes at the time of a complete withdrawal or we may reflect the cost of premium taxes in our income phase payment rates when you commence income phase payments.  If, at your death, your beneficiary elects to receive a lump-sum distribution, a charge may be deducted for any premium taxes paid on your behalf for which we have not been reimbursed.  If we deduct premium taxes from your purchase payment, the amount invested in a guaranteed term will be equal to the amount of your purchase payment reduced by any applicable premium tax.

withdrawals

You may withdraw all or part of your account value at any time during the accumulation phase.  Amounts are withdrawn on a pro-rata basis from each of the guaranteed terms under the contract.  You may request that we inform you in advance of the amount payable upon a withdrawal.

Voya Multi-Rate Annuity – Voya MRA                                          8

Steps for Making a Withdrawal.

•         Select the withdrawal amount.

(1)     Full Withdrawal:  You will receive, reduced by any required withholding tax, your account value, plus or minus any applicable market value adjustment, and minus any applicable early withdrawal charge and annual maintenance fee.

(2)     Partial Withdrawal (Percentage or Specified Dollar Amount):  You will receive, reduced by any required withholding tax, the amount you specify, subject to the value available in your account.  However, the amount actually withdrawn from your account will be adjusted for any applicable early withdrawal charge and any positive or negative market value adjustment, and accordingly, may be more or less than the amount requested.

•         Properly complete a disbursement form and submit it to Customer Service.

Delivery of Payment.  Payment of withdrawal requests will be made in accordance with the SEC’s requirements.  Normally, payment will be sent not later than seven days following our receipt of the disbursement form in good order. Generally, a request is considered to be in “good order” when it is signed, dated and made with such clarity and completeness that we are not required to exercise any discretion in carrying it out.  However, under certain emergency situations, we may defer payment of any withdrawal for a period not exceeding six months from the date we receive your withdrawal request.

Taxes, Fees and Deductions.  Amounts withdrawn may be subject to one or more of the following:

•         Early Withdrawal Charge:  Withdrawals of all or a portion of your account may be subject to an early withdrawal charge. This is a deferred sales charge that reimburses us for some of the sales and administrative expenses associated with the contract.  See “Fees - Early Withdrawal Charge.”

•         Annual Maintenance Fee:  If you make a full withdrawal from the contract, we may deduct any applicable annual maintenance fee.  See “Fees - Annual Maintenance Fee.”

•         Market Value Adjustment (MVA):  The MVA reflects changes in interest rates since the start of the guaranteed term.  The MVA may be positive or negative.  If you make a withdrawal before the end of a guaranteed term, we will calculate an MVA and the amount withdrawn will be adjusted for any applicable positive or negative MVA.  See “Market Value Adjustment (MVA).”

•         Tax Penalty:  If you make a withdrawal before you attain age 59½, the amount withdrawn may be subject to a 10% penalty tax.  See “Federal Tax Considerations.”

•         Tax Withholding:  Amounts withdrawn may be subject to withholding for federal income taxes.  See “Federal Tax Considerations.”

All applicable fees and deductions are deducted from the amount of your withdrawal in accordance with the terms of the contract.  Any market value adjustment applicable to your withdrawal, taxes, fees and deductions may either increase or decrease the amount paid to you.  To determine which may apply, refer to the appropriate sections of this prospectus, contact your local representative or call Customer Service at the number listed in “Contract Overview.”

Voya Multi-Rate Annuity – Voya MRA                                          9

systematic distribution options

Features of a Systematic Distribution Option

A systematic distribution option allows you to receive regular payments from the contract without moving into the income phase.  By remaining in the accumulation phase, certain rights and flexibility not available during the income phase are retained. These options may be exercised at any time during the accumulation phase of the contract.

The following systematic distribution options may be available:

•         Systematic Withdrawal Option (“SWO”).  SWO is a series of automatic partial withdrawals from your account based on a payment method you select.  It is designed for those who want a periodic income while retaining investment flexibility for amounts accumulated under the contract.

SWO allows you to withdraw either a specified amount or a specified percentage of the contract’s value, or to withdraw amounts over a specified time period that you determine, within certain limits described in the contract.  SWO payments can be made on a monthly or quarterly basis, and the amount of each payment is determined by dividing the designated annual amount by the number of payments due each calendar year.  SWO payments are withdrawn pro-rata from each of the guaranteed terms under the contract.

Under a contract purchased as a traditional IRA, if the SWO payment for any year is less than the required minimum distribution under the Tax Code, the SWO payment will be increased to an amount equal to the minimum distribution amount.

If you participate in SWO, you may not utilize a special withdrawal to make additional withdrawals from the contract.  See “Withdrawals - Special Withdrawals.”

•         Estate Conservation Option (“ECO”).  ECO offers the same investment flexibility as SWO, but is designed for those who want to receive only the minimum distribution the Tax Code requires each year.

Under ECO, we calculate the minimum distribution amount required by law, and pay you that amount once a year.  ECO is not available under nonqualified contracts or under Roth IRA contracts.  ECO payments are withdrawn pro-rata from each of the guaranteed terms under the contract.

We will, upon request, inform you in advance of the amount payable under ECO.

If you participate in ECO, you may not utilize a special withdrawal to make additional withdrawals from the contract.  See “Withdrawals - Special Withdrawals.”

•         Other Systematic Distribution Options.  We may add additional systematic distribution options from time to time.  You may obtain additional information relating to any of the systematic distribution options from your local representative or from Customer Service.

Availability.  If allowed by applicable law, we reserve the right to discontinue the availability of one or all of the systematic distribution options for new elections at any time and to change the terms of future elections.

Eligibility.  To exercise one of these options you must meet certain age criteria and your account value must meet certain minimum requirements.  To determine if you meet the age and account value criteria and to assess terms and conditions that may apply, contact your local representative or Customer Service.

Voya Multi-Rate Annuity – Voya MRA                                         10

Termination.  You may revoke a systematic distribution option at any time by submitting a written request to Customer Service.  However, once cancelled, you or your spousal beneficiary may not elect SWO again.  In addition, once cancelled, ECO may not be elected again until 36 months have elapsed.

Deductions and Taxation.  When you elect a systematic distribution option, your account value remains in the accumulation phase and subject to the applicable charges and deductions described in “Fees.”  However, we will not apply an early withdrawal charge or market value adjustment to any part of your account value paid under SWO or ECO.  Taking a withdrawal through a systematic distribution option may have tax consequences.  If you are concerned about tax implications consult a tax and/or legal adviser before one of these options is elected.  See “Federal Tax Considerations.”

market value adjustment (MVA)

Purpose of the MVA.  If you make an early withdrawal from the contract, we may need to liquidate certain assets or use existing cash flow that would otherwise be available to invest at current interest rates.  The assets we may liquidate to provide your withdrawal amount may be sold at a profit or a loss, depending upon market conditions.  To lessen this impact, certain withdrawals are subject to an MVA.

What is an MVA?  In certain situations described below, including when you make a withdrawal before the end of a guaranteed term, we will calculate an MVA and either add or deduct that value from the amount withdrawn.  The calculation we use to determine the MVA reflects the change in the value of your investment due to changes in interest rates since the start of the guaranteed term under the contract.  When these interest rates increase, the value of the investment decreases, and the MVA amount may be negative and cause a deduction from your withdrawal amount.  Conversely, when these interest rates decrease, the value of the investment increases, and the MVA amount may be positive and cause an increase in your withdrawal amount.

Calculation of the MVA.  For a further explanation of how the MVA is calculated, see “Appendix I.”

When Does an MVA Apply?  An MVA may apply when:

•         You request a withdrawal before the end of a guaranteed term.  In this case the withdrawal amount may be increased or decreased by the application of the MVA.

•         You initiate income phase payments before the end of your guaranteed term.  In this case an MVA may be applied to any amounts used to start income phase payments.  While either a positive or negative MVA may apply to amounts used to start a nonlifetime payment option, only a positive MVA will apply to amounts used to start a lifetime payment option.  See “Income Phase.”

•         We terminate the contract because your account value is less than $2,500.

•         You cancel the contract.

•         A death benefit is paid upon the death of the annuitant, more than six months after the annuitant’s death.  See “Death Benefit.”

•         A death benefit is paid upon the death of a person other than the annuitant.

When Does an MVA Not Apply?  An MVA will not be applied to:

•         Withdrawals under SWO or ECO as described in “Systematic Distribution Options.”

•         A death benefit payable upon death of an annuitant, if paid within six months of the annuitant’s death.  See “Death Benefit.”

•         Amounts withdrawn at the end of a guaranteed term, provided that at least five days prior to the end of that guaranteed term we receive your withdrawal request in writing.  The MVA, however, remains applicable to any amount you reinvest for another guaranteed term.

Voya Multi-Rate Annuity – Voya MRA                                         11

death benefit

During the Accumulation Phase

Who Receives the Benefit?  If you or the annuitant die during the accumulation phase, a death benefit will be paid to your beneficiary in accordance with the terms of the contract subject to the following:

•         Upon the death of a joint contract holder, the surviving joint contract holder will be deemed the designated beneficiary, and any other beneficiary on record will be treated as the beneficiary at the death of the surviving joint contract holder;

•         If you are not a natural person, the death benefit will be payable at the death of the annuitant designated under the contract or upon any change of the annuitant; and

•         If you die and no beneficiary exists, the death benefit will be paid in a lump sum to your estate.

Designating a Beneficiary(ies).  You may designate a beneficiary on your application or enrollment form, or by providing a written request in good order to Customer Service.  Generally, a request is considered to be in “good order” when it is signed, dated and made with such clarity and completeness that we are not required to exercise any discretion in carrying it out.

Calculation of the Benefit.  The death benefit is calculated as of the date proof of death and the beneficiary’s right to receive the death benefit are received in good order at Customer Service.  The amount of the death benefit is determined as follows:

•         If the death benefit is paid within six months of the death of the annuitant, the amount equals your account value;

•         If the death benefit is paid more than six months after the date of death of the annuitant, or if paid upon your death and you are not the annuitant, it equals your account value as adjusted by any applicable market value adjustment; and

•         If you are not the annuitant, the death benefit payable may be subject to an early withdrawal charge.

Benefit Payment Options.  If you are the annuitant and you die before income phase payments begin, or if you are not a natural person and the annuitant dies before income phase payments begin, any beneficiary under the contract who is an individual has several options for receiving payment of the death benefit.  The death benefit may be paid:

•         In one lump-sum payment;

•         In accordance with any of the available income phase payment options.  See “Income Phase - Payment Options;” or

•         In certain circumstances, your beneficiary, spousal beneficiary or joint contract holder may have the option to continue the contract rather than receive the death benefit.

Unless the beneficiary elects otherwise, lump-sum payments will generally be made into an interest bearing retained asset account that is backed by our general account.  This account is not FDIC insured and can be accessed by the beneficiary through a draftbook feature.  The beneficiary may access the entire death benefit proceeds at any time through the draftbook without penalty.  Interest credited on this account may be less than you could earn if the lump-sum payment was invested outside of the contract. Additionally, interest credited on this account may be less than under other settlement options available through the contract, and the Company seeks to earn a profit on this account.

At the time of death benefit election, the beneficiary may elect to receive the death benefit proceeds directly by check rather than through the retained asset account draftbook feature by notifying us at the address shown in the “Contract Overview – Questions: Contacting the Company” section of this prospectus.

Taxation.  The Tax Code requires distribution of death benefit proceeds within a certain period of time.  Failure to begin receiving death benefit payments within those time periods can result in tax penalties.  Regardless of the method of payment, death benefit proceeds will generally be taxed to the beneficiary in the same manner as if you had received those payments.  See “Federal Tax Considerations” for additional information.

Voya Multi-Rate Annuity – Voya MRA                                         12

Change of Beneficiary.  You may change the beneficiary previously designated at any time by submitting notice in writing to Customer Service. The change will not be effective until we receive and record it.

income phase

During the income phase you receive payments from your accumulated account value.  You may apply all or a portion of your account value to provide these payments.  Income phase payments are made to you or you can, subject to availability, request that payments be deposited directly to your bank account.  After your death, we will send your designated beneficiary any income phase payments still due.  You may be required to pay taxes on all or a portion of the income phase payments you receive.  See “Federal Tax Considerations.”

Partial Entry into the Income Phase.  You may elect a payment option for a portion of your account value, while leaving the remaining portion in a guaranteed term(s).  Whether the Tax Code considers such payments taxable as annuity payments or as withdrawals is currently unclear; therefore, you should consult with a tax and/or legal adviser before electing this option.

Initiating Income Phase Payments.  At least 30 days prior to the date you want to start receiving income phase payments, you must notify us in writing of the following:

•         Start date;

•         Payment option (see the payment options table in this section); and

•         Payment frequency (i.e., monthly, quarterly, semi-annually or annually).

The account will continue in the accumulation phase until you properly initiate income phase payments.  You may change your payment option election up to 30 days before income phase payments begin.  Once you elect for income phase payments to begin, you may not elect a different payment option or elect to receive a lump-sum payment.

What Affects Income Phase Payment Amounts?  Some of the factors that may affect payment amounts include your age, your gender, your account value, the payment option selected and number of guaranteed payments (if any) selected.

Minimum Income Phase Payment Amounts.  The payment option you select must result in one or both of the following:

•         A first payment of at least $50.

•         Total yearly payments of at least $250.

If your account value is too low to meet these minimum payment amounts, you must elect a lump-sum payment.  We reserve the right to increase the minimum payment amount based upon increases in the Consumer Price Index - Urban.

Voya Multi-Rate Annuity – Voya MRA                                         13

Payment Start Date.  Income phase payments may start any time after the first year of the contract, and will start the later of the annuitant’s 85th birthday or the tenth anniversary of your purchase payment, unless you elect otherwise.

Regardless of your income phase payment start date, your income phase payments will not begin until you have selected an income phase payment option.  Failure to select a payment option by your payment start date, or postponement of the start date past the later of the annuitant’s 85th birthday or the tenth anniversary of your purchase payment, may have adverse tax consequences.  You should consult with a tax and/or legal adviser if you are considering either of these courses of action.

Payment Length.  If you choose a lifetime income phase payment option with guaranteed payments, the age of the annuitant plus the number of years for which payments are guaranteed must not exceed 95 at the time payments begin. Additionally, federal income tax requirements currently applicable to traditional IRAs provide that the period of years guaranteed may not be greater than the joint life expectancies of the payee and his or her designated beneficiary.

Charges Deducted.  No early withdrawal charge will be applied to amounts used to start income phase payments, although a market value adjustment may be applicable.

Market Value Adjustment.  If your income phase payments start before the end of your guaranteed term, a market value adjustment will be applied to any amounts used to start income phase payments.  If you select a lifetime payment option, only a positive market value adjustment will be applied.  See “Market Value Adjustment (MVA).”

Death Benefit During the Income Phase.  Upon the death of either the annuitant or the surviving joint annuitant, the amount payable, if any, to your beneficiary depends on the payment option currently in force. Any amounts payable must be paid at least as rapidly as under the method of distribution in effect at the annuitant’s death.  If you die and you are not the annuitant, any remaining payments will continue to be made to your beneficiary at least as rapidly as under the method of distribution in effect at your death.

Taxation.  To avoid certain tax penalties, you or your beneficiary must meet the distribution rules imposed by the Tax Code.  See “Federal Tax Considerations.”

Income Phase Payment Options

The following table lists the income phase payment options and accompanying death benefits that may be available during the income phase.  We may offer additional payment options under the contract from time to time.

Voya Multi-Rate Annuity – Voya MRA                                         14

Terms used in the tables:

Annuitant:  The person(s) on whose life expectancy the income phase payments are calculated.

Beneficiary:  The person designated to receive the death benefit payable under the contract.

Lifetime Income Phase Payment Options
Life Income

Length of Payments: For as long as the annuitant lives. It is possible only one payment will be made should the annuitant die prior to the second payment’s due date.

Death Benefit—None: All payments end upon the annuitant’s death.

Life Income— Guaranteed Payments

Length of Payments: For as long as the annuitant lives, with payments guaranteed for your choice of 5, 10, 15, or 20 years, or other periods specified in the contract.

Death Benefit: If the annuitant dies before we have made all the guaranteed payments, payments will continue to the beneficiary.

Life Income— Two Lives

Length of Payments: For as long as either annuitant lives. It is possible only one payment will be made if both the annuitant and joint annuitant die before the second payment’s due date.

Continuing Payments: When you select this option, you will also choose either:

(a)     (a) 100%, 66⅔%, or 50% of the payment to continue to the surviving annuitant after the first death; or

(b)     (b) 100% of the payment to continue to the first annuitant on the second annuitant’s death; and 50% of the payment to continue to the second annuitant on the first annuitant’s death.

Death Benefit—None: Payments cease upon the death of both annuitants.

Life Income— Two Lives— Guaranteed Payments

Length of Payments: For as long as either annuitant lives, with payments guaranteed for a minimum of 120 months, or other periods specified in the contract.

Continuing Payments: 100% of the payment will continue to the surviving annuitant after the first death.

Death Benefit: If both annuitants die before the guaranteed payments have all been paid, payments will continue to the beneficiary.

Nonlifetime Income Phase Payment Options
Nonlifetime— Guaranteed Payments

Length of Payments: Payments will continue for your choice of 10 through 30 years (or other periods specified in the contract).

Death Benefit: If the annuitant dies before we make all the guaranteed payments, payment will continue to the beneficiary.

Voya Multi-Rate Annuity – Voya MRA                                         15

investments

Separate Account. Purchase payments received under the contract and allocated to guaranteed terms will be deposited to and accounted for in a nonunitized separate account that we established under Connecticut law.  A nonunitized separate account is a separate account in which you do not participate in the performance of the assets through unit values or any other interest.

Persons allocating amounts to the nonunitized separate account do not receive a unit value of ownership of assets accounted for in the separate account.  The assets accrue solely to our benefit and we bear the entire risk of investment gain or loss.  All of our obligations due to allocations to the nonunitized separate account are contractual guarantees we have made and are accounted for in the separate account.  All of our general assets are available to meet the guarantees under the contracts.  However, to the extent provided for in the applicable contracts, assets of the nonunitized separate account are not chargeable with liabilities arising out of any other business we conduct.  Income, gains or losses of the separate account are credited to or charged against the assets of the separate account without regard to other income, gains or losses of the Company.

Setting Guaranteed Interest Rates. We do not have any specific formula for setting guaranteed interest rates for the guaranteed terms. We expect the guaranteed interest rates to be influenced by, but not necessarily correspond to, yields on fixed income securities we acquire with amounts allocated to the guaranteed terms when the guaranteed interest rates are set.

Types of Investments.  Our assets will be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment.  In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, and certain other investments.

We intend to invest in assets which, in the aggregate, have characteristics, especially cash flow patterns, reasonably related to the characteristics of the liabilities.  Various immunization techniques will be used to achieve the objective of close aggregate matching of assets and liabilities.  We will primarily invest in investment-grade fixed income securities including:

•         Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government;

•         Debt securities that are rated, at the time of purchase, within the four highest grades assigned by Moody’s Investors Services, Inc. (Aaa, Aa, A or Baa) or Standard & Poor’s Corporation (AAA, AA, A or BBB) or any other nationally recognized rating organizations;

•         Other debt instruments including those issued or guaranteed by banks or bank holding companies and of corporations, which although not rated by Moody’s, Standard & Poor’s, or other nationally recognized rating organizations, are deemed by the Company’s management to have an investment quality comparable to securities which may be purchased as stated above; and

•         Commercial paper, cash or cash equivalents, and other short-term investments having a maturity of less than one year which are considered by the Company’s management to have investment quality comparable to securities which may be purchased as stated above.

In addition, we may invest in futures and options. We purchase financial futures and related options and options on securities solely for non-speculative hedging purposes. In the event securities prices are anticipated to decline, we may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the nonunitized separate account. Similarly, if securities prices are expected to rise, we may purchase a futures contract or a call option against anticipated positive cash flow or we may purchase options on securities.

Voya Multi-Rate Annuity – Voya MRA                                         16

While this section generally describes our investment strategy, we are not obligated to invest the assets attributable to the contract according to any particular strategy, except as may be required by Connecticut and other state insurance laws.  The guaranteed interest rates we establish need not relate to the investment performance of the nonunitized separate account.

FEDERAL tax CONSIDERATIONS

Introduction

The contract described in this prospectus is designed to be treated as an annuity for U.S. federal income tax purposes. This section discusses our understanding of current federal income tax laws affecting the contract. The U.S. federal income tax treatment of the contracts is complex and sometimes uncertain.  You should keep the following in mind when reading this section:

•         Your tax position (or the tax position of the designated beneficiary, as applicable) determines the federal taxation of amounts held or paid out under the contract;

•         Tax laws change.  It is possible that a change in the future could affect contracts issued in the past, including the contract described in this prospectus;

•         This section addresses some, but not all, applicable federal income tax rules and does not discuss federal estate and gift tax implications, state and local taxes, or any other tax provisions;

•         We do not make any guarantee about the tax treatment of the contract or transactions involving the contract; and

•         No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

We do not intend this information to be tax advice.  No attempt is made to provide more than a general summary of the tax rules affecting the contract, and the Tax Code may contain other restrictions and conditions that are not included in this summary. You should consult with a tax and/or legal adviser for advice about the effect of federal income tax laws, state tax laws or any other tax laws affecting the contract or any transactions involving the contract.

Types of Contracts: Nonqualified or Qualified

The contract described in this prospectus may be purchased on a non-tax-qualified basis (nonqualified contracts) or on a tax-qualified basis (qualified contracts).

Nonqualified Contracts. Nonqualified contracts do not receive the same tax benefits as are afforded to contracts funding qualified plans. You may not deduct the amount of your purchase payments to a nonqualified contract, Rather, nonqualified contracts are purchased with after-tax contributions to save money, generally for retirement, with the right to receive annuity payments for either a specified period of time or over a lifetime.

Qualified Contracts. Qualified contracts are designed for use by individuals and/or employers whose purchase payments are comprised solely of proceeds from and/or contributions under retirement plans or programs that are intended to qualify as plans or programs entitled to special favorable income tax treatment under Sections 408 or 408Aof the Tax Code. Employers or individuals intending to use the contract with such plans should seek legal and/or tax advice.

Taxation of Nonqualified Contracts

Taxation of Gains Prior to Distribution or Annuity Starting Date

General. Tax Code Section 72 governs the federal income taxation of annuities in general.  We believe that if you are a natural person (in other words, an individual) you will generally not be taxed on increases in the value of a nonqualified contract until a distribution occurs or until annuity payments begin.  This assumes that the contract will qualify as an annuity contract for federal income tax purposes.  For these purposes, the agreement to assign or pledge any portion of the contract value generally will be treated as a distribution.  In order to be eligible to receive deferral of taxation, the following requirements must be satisfied:

Voya Multi-Rate Annuity – Voya MRA                                         17

•         Diversification. Tax Code Section 817(h) requires that in a nonqualified contract the investments of the funds be “adequately diversified” in accordance with Treasury Regulations in order for the contract to qualify as an annuity contract under federal tax law. The separate account, through the funds, intends to comply with the diversification requirements prescribed by Tax Code Section 817(H) and by Treasury Regulations Sec. 1.817-5, which affects how the funds’ assets may be invested. If it is determined, however, that your contract does not satisfy the applicable diversification requirements and rulings because a subaccount’s corresponding fund fails to be adequately diversified for whatever reason, we will take appropriate steps to bring your contract into compliance with such regulations and rulings; and we reserve the right to modify your contract as necessary to do so;

•         Investor Control. Although earnings under nonqualified annuity contracts are generally not taxed until withdrawn, the IRS has stated in published rulings that a variable contract owner will be considered the owner of the separate account assets if the contract owner possesses incidents of investment control over the assets. In these circumstances, income and gains from the separate account assets would be currently includible in the variable contract owner’s gross, income. Future guidance regarding the extent to which owners could direct their investments among subaccounts without being treated as owners of the underlying assets of the separate account may adversely affect the tax treatment of existing contracts. The Company therefore reserves the right to modify the contract as necessary to attempt to prevent the contract owner from being considered the federal tax owner of a pro rata share of the assets of the separate account.

•         Required Distributions.  In order to be treated as an annuity contract for federal income tax purposes, the Tax Code requires any non-qualified contract to contain certain provisions specifying how your interest in the contract will be distributed in the event of your death.  The nonqualified contracts contain provisions that are intended to comply with these Tax Code requirements, although no regulations interpreting these requirements have yet been issued.  When such requirements are clarified by regulation or otherwise, we intend to review such distribution provisions and modify them if necessary to assure that they comply with the applicable requirements;

•         Non-Natural Owners of a Non-Qualified Contract. If the owner of the contract is not a natural person (in order words, is not an individual), a nonqualified contract generally is not treated as an annuity for federal income tax purposes and the income on the contract for the taxable year is currently taxable as ordinary income. Income on the contract is any increase in the contract value over the “investment in the contract” (generally, the purchase payments or other consideration you paid for the contract less any nontaxable withdrawals) during the taxable year. There are some exceptions to this rule and a non-natural person should consult with a tax and/or legal adviser before purchasing the contract. When the contract owner is not a natural person, a change in the annuitant is treated as the death of the contract owner; and

•         Delayed Annuity Starting Date.  If the contract’s annuity starting date occurs (or is scheduled to occur) at a time when the annuitant has reached an advanced age (e.g., after age 95), it is possible that the contract would not be treated as an annuity for federal income tax purposes.  In that event, the income and gains under the contract could be currently includible in your income.

Taxation of Distributions

General.  When a withdrawal from a non-qualified contract occurs before the contract’s annuity starting date, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value (unreduced by the amount of any surrender charge) immediately before the distribution over the contract owner’s investment in the contract at that time. Investment in the contract is generally equal to the amount of all purchase payments to the contract, plus amounts previously included in your gross income as the result of certain loans, assignments or gifts, less the aggregate amount of non-taxable distributions previously made.

In the case of a surrender under a nonqualified contract, the amount received generally will be taxable only to the extent it exceeds the contract owner’s investment in the contract (cost basis).

10% Penalty.  A distribution from a nonqualified contract may be subject to a penalty equal to 10% of the amount treated as income.  In general, however, there is no penalty on distributions:

•         Made on or after the taxpayer reaches age 59½;

•         Made on or after the death of a contract owner (the annuitant if the contract owner is a non-natural person);

Attributable to the taxpayer’s becoming disabled as defined in the Tax Code;

Voya Multi-Rate Annuity – Voya MRA                                         18

•         Made as part of a series of substantially equal periodic payments (at least annually) over your life or life expectancy or the joint lives or joint life expectancies of you and your designated beneficiary; or

•         The distribution is allocable to investment in the contract before August 14, 1982.

The 10% penalty does not apply to distributions from an immediate annuity as defined in the Tax Code.  Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above.  A tax and/or legal adviser should be consulted with regard to exceptions from the penalty tax.

Tax-Free Exchanges.  Section 1035 of the Tax Code permits the exchange of a life insurance, endowment or annuity contract for an annuity contract on a tax-free basis.  In such instance, the “investment in the contract” in the old contract will carry over to the new contract.  You should consult with a tax and/or legal adviser regarding procedures for making Section 1035 exchanges.

If your contract is purchased through a tax-free exchange of a life insurance, endowment or annuity contract that was purchased prior to August 14, 1982, then any distributions other than annuity payments will be treated, for tax purposes, as coming:

•         First, from any remaining “investment in the contract” made prior to August 14, 1982 and exchanged into the contract;

•         Next, from any “income on the contract” attributable to the investment made prior to August 14, 1982;

•         Then, from any remaining “income on the contract;” and

•         Lastly, from any remaining “investment in the contract.”

In certain instances, the partial exchange of a portion of one annuity contract for another contract is a tax-free exchange.  Pursuant to IRS guidance, receipt of partial withdrawals or surrenders from either an original contract or a new contract during the 180 day period beginning on the date of the partial exchange may retroactively negate the partial exchange. If the partial exchange is retroactively negated, the partial withdrawal or surrender of the original contract will be treated as a withdrawal, taxable as ordinary income to the extent of gain in the original contract and, if the partial exchange occurred prior to you reaching age 59½, may be subject to an additional 10% tax penalty. We are not responsible for the manner in which any other insurance company, for tax reporting purposes, or the IRS, with respect to the ultimate tax treatment, recognizes or reports a partial exchange. We strongly advise you to discuss any proposed 1035 exchange or subsequent distribution within 180 days of a partial exchange with your tax and/or legal adviser prior to proceeding with the transaction

Taxation of Annuity Payments.  Although tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income.  The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start.  Once your investment in the contract has been fully recovered, however, the full amount of each subsequent annuity payment is subject to tax as ordinary income.

Annuity contracts that are partially annuitized after December 31, 2010, are treated as separate contracts with their own annuity starting date and exclusion ratio. Specifically, an exclusion ratio will be applied to any amount received as an annuity under a portion of the annuity, provided that annuity payments are made for a period of 10 years or more or for life. Please consult your tax and/or legal adviser before electing a partial annuitization.

Death Benefits.  Amounts may be distributed from a contract because of your death or the death of the annuitant.  Generally, such amounts are includible in the income of the recipient as follows:

•         If distributed in a lump sum, they are taxed in the same manner as a surrender of the contract, or

•         If distributed under a payment option, they are taxed in the same way as annuity payments.

Special rules may apply to amounts distributed after a beneficiary has elected to maintain the contract value and receive payments.

Voya Multi-Rate Annuity – Voya MRA                                         19

Different distribution requirements apply if your death occurs:

•         After you begin receiving annuity payments under the contract; or

•         Before you begin receiving such distributions.

If your death occurs after you begin receiving annuity payments, distributions must be made at least as rapidly as under the method in effect at the time of your death.

If your death occurs before you begin receiving annuity payments, your entire balance must be distributed within five years after the date of your death.  For example, if you die on September 1, 2015, your entire balance must be distributed by August 31, 2020.  However, if distributions begin within one year of your death, then payments may be made over one of the following timeframes:

•         Over the life of the designated beneficiary; or

•         Over a period not extending beyond the life expectancy of the designated beneficiary.

If the designated beneficiary is your spouse, the contract may be continued with the surviving spouse as the new contract owner.  If the contract owner is a non-natural person and the primary annuitant dies, the same rules apply on the death of the primary annuitant as outlined above for the death of a contract owner.

Some contracts offer a death benefit that may exceed the greater of the purchase payments and the contract value.  Certain charges are imposed with respect to these death benefits.  It is possible that these charges (or some portion thereof) could be treated for federal tax purposes as a distribution from the contract.

Assignments and Other Transfers.  A transfer, pledge or assignment of ownership of a nonqualified contract, the selection of certain annuity dates, or the designation of an annuitant or payee other than an owner may result in certain tax consequences to you that are not discussed herein.  The assignment, pledge or agreement to assign or pledge any portion of the contract value will be treated as a distribution for federal tax purposes. Anyone contemplating any such transfer, pledge, assignment, or designation or exchange, should consult a tax and/or legal adviser regarding the potential tax effects of such a transaction.

Immediate Annuities.  Under Section 72 of the Tax Code, an immediate annuity means an annuity:

•         That is purchased with a single purchase payment;

•         With annuity payments starting within one year from the date of purchase; and

•         That provides a series of substantially equal periodic payments made annually or more frequently.

While this contract is not designed as an immediate annuity, treatment as an immediate annuity would have significance with respect to exceptions from the 10% early withdrawal penalty, to contracts owned by non-natural persons, and for certain exchanges.

Multiple Contracts.  Tax laws require that all nonqualified deferred annuity contracts that are issued by a company or its affiliates to the same contract owner during any calendar year be treated as one annuity contract for purposes of determining the amount includible in gross income under Tax Code Section 72(e).  In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Tax Code Section 72(e) through the serial purchase of annuity contracts or otherwise.

Withholding.  We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that he or she elects not to have any amounts withheld.  Withholding is mandatory, however, if the distributee fails to provide a valid taxpayer identification number or if we are notified by the IRS that the taxpayer identification number we have on file is incorrect.  The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages.  In addition, a 10% withholding rate applies to the taxable portion of any non-periodic payments.  Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment.

Voya Multi-Rate Annuity – Voya MRA                                         20

Certain states have indicated that state income tax withholding will also apply to payments from the contracts made to residents. Generally, an election out of federal withholding will also be considered an election out of state withholding. In some states, you may elect out of state withholding, even if federal withholding applies. If you need more information concerning a particular state or any required forms, please contact Customer Service.

If you or your designated beneficiary is a non-resident alien, then any withholding is governed by Tax Code Section 1441 based on the individual’s citizenship, the country of domicile and treaty status, and we may require additional documentation prior to processing any requested distribution.

Taxation of Qualified Contracts

Eligible Retirement Plans and Programs.

The contract may be purchased with the following retirement plans and programs to accumulate retirement savings:

•         Individual Retirement Annuities (“IRA”) and Roth IRA. Section 408 of the Tax Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (“IRA”).  Certain employers may establish Simplified Employee Pension (“SEP”) or Savings Incentive Match Plan for Employees (“SIMPLE”) plans to provide IRA contributions on behalf of their employees. Section 408A of the Tax Code permits certain eligible individuals to contribute to a Roth IRA, which provides for tax-free distributions, subject to certain restrictions. The IRS has not reviewed the contracts described in this prospectus for qualification as IRAs and has not addressed, in a ruling of general applicability, whether the contract’s death benefit provisions comply with IRA qualification requirements.

Special Considerations for IRAs. IRAs are subject to limits on the amounts that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence. Contributions to IRAs must be made in cash or as a rollover or a transfer from another eligible plan. Also, distributions from IRAs, individual retirement accounts, and other types of retirement plans may be “rolled over” on a tax-deferred basis into an IRA. Beginning in 2015, you will not be able to roll over any portion of an IRA distribution if you rolled over a distribution during the preceding 1-year period. However, the IRS has provided a transition rule for distributions in 2015. Specifically, a distribution occurring in 2014, that was rolled over is disregarded for this purpose if the 2015 distribution is from an IRA other than the IRA that made or received the 2014 distribution. Please note that this one rollover per year rule does not apply to: (1) the conversion of a traditional IRA to a Roth IRA, (2) a rollover to or from a qualified plan, or (3) a trustee-to-trustee transfer between IRAs. Please consult your own tax and/or legal adviser if you have additional questions about these rules.

Sales of the contract for use with IRAs may be subject to special requirements of the IRS. The IRS has not reviewed the contracts described in this prospectus for qualification as IRAs and has not addressed, in a ruling of general applicability, whether the contract’s death benefit provisions comply with IRA qualification requirements.

Special Considerations for Roth IRAs. Contributions to a Roth IRA are subject to limits on the amount of contributions and the persons who may be eligible to contribute, are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. Certain qualifying individuals may convert an IRA, SEP, or a SIMPLE to a Roth IRA. Such rollovers and conversions are subject to tax, and other special rules may apply. Beginning in 2015, you will not be able to roll over any portion of a Roth IRA distribution if you rolled over a distribution during the preceding 1-year period. However, the IRS has provided a transition rule for distributions in 2015. Specifically, a distribution occurring in 2014, that was rolled over is disregarded for this purpose if the 2015 distribution is from a Roth IRA other than the Roth IRA that made or received the 2014 distribution. Please note that this one rollover per year rule does not apply to: (1) the conversion of a traditional IRA to a Roth IRA, (2) a rollover to or from a qualified plan, or (3) a trustee-to-trustee transfer between Roth IRAs. Please consult your own tax and/or legal adviser if you have additional questions about these rules.

A 10% penalty may apply to amounts attributable to a conversion to a Roth IRA if the amounts are distributed during the five taxable years beginning with the year in which the conversion was made. Sales of a contract for use with a Roth IRA may be subject to special requirements of the IRS. The IRS has not reviewed the contracts described in this prospectus for qualification as IRAs and has not addressed, in a ruling of general applicability, whether the contract’s death benefit provisions comply with IRA qualification requirements.

Voya Multi-Rate Annuity – Voya MRA                                         21

Taxation

The tax rules applicable to qualified contracts vary according to the type of qualified contract, the specific terms and conditions of the qualified contract and the terms and conditions of the qualified plan or program. The ultimate effect of federal income taxes on the amounts held under a qualified contract, or on income phase (i.e.., annuity) payments from a qualified contract, depends on the type of qualified contract or program as well as your particular facts and circumstances. Special favorable tax treatment may be available for certain types of contributions and distributions. In addition, certain requirements must be satisfied in purchasing a qualified contract with proceeds from a tax-qualified plan or program in order to continue receiving favorable tax treatment.

Adverse tax consequences may result from:

•         Contributions in excess of specified limits;

•         Distributions before age 59½ (subject to certain exceptions);

•         Distributions that do not conform to specified commencement and minimum distribution rules; and

•         Other specified circumstances.

Some qualified plans and programs are subject to additional distribution or other requirements that are not incorporated into the contract described in this prospectus. No attempt is made to provide more than general information about the use of the contract with qualified plans and programs. Contract Owners, participants, annuitants, and beneficiaries are cautioned that the rights of any person to any benefit under these qualified plan and program may be subject to the terms and conditions of the plan or program, regardless of the terms and conditions of the plan or program regardless of the terms and conditions of the contract. The Company is not bound by the terms and conditions of such plans and programs to the extent such terms contradict the language of the contract, unless we consent in writing.

Contract owners, participants, and beneficiaries generally are responsible for determining that contributions, distributions and other transactions with respect to the contract comply with applicable law. Therefore, you should seek tax and/or legal advice regarding the suitability of a contract for your particular situation. The following discussion assumes that qualified contracts are purchased with proceeds from and/or contributions under retirement plans or programs that qualify for the intended special federal tax treatment.

Tax Deferral. Under the federal tax laws, earnings on amounts held in annuity contracts are generally not taxed until they are withdrawn. However, in the case of a qualified plan (as described in this prospectus), an annuity contract is not necessary to obtain this favorable tax treatment and does not provide any tax benefits beyond the deferral already available to the qualified plan itself. Annuities do provide other features and benefits (such as guaranteed living benefits and/or death benefits or the option of lifetime income phase options at established rates) that may be valuable to you. You should discuss your alternatives with a qualified financial representative taking into account the additional fees and expenses you may incur in an annuity.

Contributions

In order to be excludable from gross income for federal income tax purposes, total annual contributions to certain qualified plans and programs are limited by the Tax Code. We provide general information on these requirements for certain plans below. You should consult with a tax and/or legal adviser in connection with contributions to a qualified contract.

Distributions – General

Certain tax rules apply to distributions from the contract.  A distribution is any amount taken from a contract including withdrawals, income phase (i.e., annuity) payments, rollovers, exchanges and death benefit proceeds.  We report the gross and taxable portions of all distributions to the IRS.

Voya Multi-Rate Annuity – Voya MRA                                         22

IRAs.  All distributions from an IRA are taxed as received unless either one of the following is true:

•         The distribution is directly transferred to another IRA or to a plan eligible to receive rollovers as permitted under the Tax Code; or

•         You made after-tax contributions to the IRA.  In this case, the distribution will be taxed according to rules detailed in the Tax Code.

Please note that the rollover distribution of a pre-tax account is reported as a taxable contribution.

10% Additional Tax. The Tax Code imposes a 10% additional tax on the taxable portion of any distribution from a contract used with an IRA or Roth IRA unless certain exceptions, including one or more of the following, have occurred:

•         You have attained age 59½;

•         You have become disabled, as defined in the Tax Code;

•         You have died and the distribution is to your beneficiary;

•         You have separated from service with the plan sponsor at or after age 55;

•         The distribution amount is rolled over into another eligible retirement plan or to a traditional or Roth IRA in accordance with the terms of the Tax Code;

•         You have separated from service with the plan sponsor and the distribution amount is made in substantially equal periodic payments (at least annually) over your life or the life expectancy or the joint lives or joint life expectancies of you and your designated beneficiary;

•         The distribution is paid directly to the government in accordance with an IRS levy;

•         The withdrawal amount is paid to an alternate payee under a Qualified Domestic Relations Order (“QDRO”); or

•         The distribution is a qualified reservist distribution as defined under the Tax Code.

In addition, the 10% additional tax does not apply to the amount of a distribution equal to unreimbursed medical expenses incurred by you during the taxable year that qualify for deduction as specified in the Tax Code. The Tax Code may provide other exceptions or impose other penalty taxes in other circumstances.

Qualified Distributions–Roth IRAs.  A partial or full distribution of purchase payments to a Roth IRA account and earnings credited on those purchase payments (or of in-plan rollover amounts and earnings credited on those amounts, as described in the “In-Plan Roth Rollovers” section below) will be excludable from income if it is a qualified distribution. A “qualified distribution” from a Roth IRA account is defined as a distribution that meets the following two requirements:

•         The distribution occurs after the five-year taxable period measured from the earlier of:

>      The first taxable year you made a designated Roth contribution to any designated Roth account established for you under the same applicable retirement plan as defined in Tax Code Section 402A;

>      If a rollover contribution was made from a designated Roth account previously established for you under another applicable retirement plan, the first taxable year for which you made a designated Roth contribution to such previously established account; or

>      The first taxable year in which you made an in-plan Roth rollover of non-Roth amounts under the same plan; AND

•      The distribution occurs after you attain age 59½, die with payment being made to your beneficiary, or become disabled as defined in the Tax Code.

A distribution from a Roth account that is not a qualified distribution is includible in gross income under the Tax Code in proportion to your investment in the contract (basis) and earnings on the contract.

Lifetime Required Minimum Distributions (IRAs).  To avoid certain tax penalties, you and any designated beneficiary must also satisfy the required minimum distribution rules set forth in the Tax Code.  These rules may dictate the following:

•         Start date for distributions;

•         The time period in which all amounts in your contract(s) must be distributed; and

•         Distribution amounts.

Voya Multi-Rate Annuity – Voya MRA                                         23

Start Date.  Generally, you must begin receiving distributions by April 1 of the calendar year following the calendar year in which you attain age 70½ or retire, whichever occurs later.

Time Period.  We must pay out distributions from the contract over a period not extending beyond one of the following time periods:

•         Over your life or the joint lives of you and your designated beneficiary; or

•         Over a period not greater than your life expectancy or the joint life expectancies of you and your designated beneficiary.

Distribution Amounts.  The amount of each required distribution must be calculated in accordance with Tax Code Section 401(a)(9).  The entire interest in the account includes the amount of any outstanding rollover, transfer, recharacterization, if applicable, and the actuarial present value of any other benefits provided under the account, such as guaranteed death benefits.

50% Excise Tax.  If you fail to receive the minimum required distribution for any tax year, a 50% excise tax may be imposed on the required amount that was not distributed.

Lifetime required minimum distributions are not applicable to Roth IRAs.  Further information regarding required minimum distributions may be found in your contract.

Required Distributions Upon Death (IRAs and Roth IRAs).  Different distribution requirements apply after your death, depending upon if you have been receiving required minimum distributions.  Further information regarding required distributions upon death may be found in your contract or certificate.

If your death occurs on or after you begin receiving minimum distributions under the contract, distributions generally must be made at least as rapidly as under the method in effect at the time of your death.  Tax Code Section 401(a)(9) provides specific rules for calculating the required minimum distributions after your death.

If your death occurs before you begin receiving minimum distributions under the contract, your entire balance must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of your death.  For example, if you die on September 1, 2015, your entire balance must be distributed to the designated beneficiary by December 31, 2020.  However, if distributions begin by December 31 of the calendar year following the calendar year of your death, then payments may be made within one of the following timeframes:

•         Over the life of the designated beneficiary; or

•         Over a period not extending beyond the life expectancy of the designated beneficiary.

Start Dates for Spousal Beneficiaries.  If the designated beneficiary is your spouse, distributions must begin on or before the later of the following:

•         December 31 of the calendar year following the calendar year of your death; or

•         December 31 of the calendar year in which you would have attained age 70½.

No Designated Beneficiary.  If there is no designated beneficiary, the entire interest generally must be distributed by the end of the calendar containing the fifth anniversary of the contract owner’s death.

Special Rule for IRA Spousal Beneficiaries (IRAs and Roth IRAs Only).  In lieu of taking a distribution under these rules, if the sole designated beneficiary is the contract owner’s surviving spouse, the spousal beneficiary may elect to treat the contract as his or her own IRA and defer taking a distribution until his or her own start date.  The surviving spouse is deemed to have made such an election if the surviving spouse makes a rollover to or from the contract or fails to take a distribution within the required time period.

Withholding

Any taxable distributions under the contract are generally subject to withholding.  Federal income tax withholding rates vary according to the type of distribution and the recipient’s tax status.

IRAs and Roth IRAs.  Generally, you or, if applicable, a designated beneficiary may elect not to have tax withheld from distributions.

Voya Multi-Rate Annuity – Voya MRA                                         24

Non-Resident Aliens.  If you or your designated beneficiary is a non-resident alien, withholding will generally be 30% based on the individual’s citizenship, the country of domicile and treaty status, and we may require additional documentation prior to processing any requested distribution.

Assignment and Other Transfers

IRAs and Roth IRAs.  The Tax Code does not allow a transfer or assignment of your rights under these contracts except in limited circumstances.  Adverse tax consequences may result if you assign or transfer your interest in the contract to persons other than your spouse incident to a divorce. Anyone contemplating such an assignment or transfer should contact a tax and/or legal adviser regarding the potential tax effects of such a transaction.

Same-Sex Marriages

Before June 26, 2013, pursuant to Section 3 of the federal Defense of Marriage Act (“DOMA”), same-sex marriages were not recognized for purposes of federal law. On that date the U.S. Supreme Court held in The United States v. Windsor that Section 3 of DOMA is unconstitutional. While valid same-sex marriages are now recognized under federal law and the favorable income-deferral options afforded by federal tax law to an opposite-sex spouse under Tax Code Sections 72(s) and 401(a)(9) are now available to same-sex spouses, there are still unanswered questions regarding the scope and impact of the Windsor decision at a state tax level. Consequently, if you are married to a same-sex spouse you should contact a tax and/or legal adviser regarding spousal rights and benefits under the contract described in this prospectus and your particular tax situation.

Possible Changes in Taxation

Although the likelihood of changes in tax legislation, regulation, rulings and other interpretation thereof is uncertain, there is always the possibility that the tax treatment of the contract could change by legislation or other means.  It is also possible that any change could be retroactive (i.e., effective before the date of the change).  You should consult a tax and/or legal adviser with respect to legislative developments and their effect on the contract.

Taxation of the Company

We are taxed as a life insurance company under the Tax Code.  The Company owns all assets supporting the contract obligations.  Any income earned on such assets is considered income to the Company.  We do not intend to make any provision or impose a charge under the contracts with respect to any tax liability of the Company.

other topics

The Company

Voya Retirement Insurance and Annuity Company (the “Company,” “we,” “us,” “our”) issues the contracts described in this prospectus and is responsible for providing each contract’s insurance and annuity benefits.  All guarantees and benefits provided under the contracts that are not related to the separate account are subject to the claims paying ability of the Company and our general account.  We are a stock life insurance company organized under the insurance laws of the State of Connecticut in 1976.  Through a merger, our operations include the business of Aetna Variable Annuity Life Insurance Company (formerly known as Participating Annuity Life Insurance Company, an Arkansas life insurance company organized in 1954).  Prior to January 1, 2002, the Company was known as Aetna Life Insurance and Annuity Company. From January 1, 2002, until August 31, 2014, the Company was known as ING Life Insurance and Annuity Company.

We are an indirect, wholly owned subsidiary of Voya Financial, Inc. (“Voya®”), which until April 7, 2014, was known as ING U.S., Inc.  In May, 2013 the common stock of Voya began trading on the New York Stock Exchange under the symbol “VOYA” and Voya completed its initial public offering of common stock.

Voya Multi-Rate Annuity – Voya MRA                                         25

Prior to March 9, 2015, Voya was an affiliate of ING Groep N.V. (“ING”), a global financial institution active in the fields of insurance, banking and asset management. On March 9, 2015, ING completed a public secondary offering of Voya common stock (the “March 2015 Offering”) and also completed the sale of Voya common stock to Voya pursuant to the terms of a share repurchase agreement (the “March 2015 Direct Share Buyback”) (the March 2015 Offering and the March 2015 Direct Share Buyback collectively, the “March 2015 Transactions”). Upon completion of the March 2015 Transactions, ING has exited its stake in Voya common stock. As a result of the completion of the March 2015 Transactions, ING has satisfied the provisions of its agreement with the European Union regarding the divestment of its U.S. insurance and investment operations, which required ING to divest 100% of its ownership interest in Voya together with its subsidiaries, including the Company by the end of 2016.

We are engaged in the business of selling life insurance and annuities.  Our principal executive offices are located at:

One Orange Way

Windsor, CT 06095-4774

Product Regulation.  Our annuity, retirement and investment products are subject to a complex and extensive array of state and federal tax, securities, insurance and employee benefit plan laws and regulations, which are administered and enforced by a number of different governmental and self-regulatory authorities, including state insurance regulators, state securities administrators, state banking authorities, the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Department of Labor (“DOL”), the IRS and the Office of the Comptroller of the Currency (“OCC”).  For example, U.S. federal income tax law imposes requirements relating to insurance and annuity product design, administration and investments that are conditions for beneficial tax treatment of such products under the Tax Code. See “FEDERAL TAX CONSIDERATIONS” for further discussion of some of these requirements. Additionally, state and federal securities and insurance laws impose requirements relating to insurance and annuity product design, offering and distribution and administration. Failure to administer product features in accordance with contract provisions or applicable law, or to meet any of these complex tax, securities, or insurance requirements could subject us to administrative penalties imposed by a particular governmental or self-regulatory authority, unanticipated costs associated with remedying such failure or other claims, harm to our reputation, interruption of our operations or adversely impact profitability.

Contract Distribution

The Company’s subsidiary, Voya Financial Partners, LLC, serves as the principal underwriter for the contracts. Voya Financial Partners, LLC, a Delaware limited liability company, is registered as a broker-dealer with the SEC.  Voya Financial Partners, LLC is also a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”).  Voya Financial Partners, LLC’s principal office is located at One Orange Way, Windsor, Connecticut 06095-4774.

The contracts are offered to the public by individuals who are registered representatives of Voya Financial Partners, LLC or other broker-dealers which have entered into a selling arrangement with Voya Financial Partners, LLC.  We refer to Voya Financial Partners, LLC and the other broker-dealers selling the contracts as “distributors.”

All registered representatives selling the contracts must also be licensed as insurance agents for the Company.

The following is a list of broker/dealers that are affiliated with the Company:

•      Voya Financial Advisors, Inc.

•      Systematized Benefits Administrators, Inc.

Registered representatives of distributors who solicit sales of the contracts typically receive a portion of the compensation paid to the distributor in the form of commissions or other compensation, depending upon the agreement between the distributor and the registered representative.  This compensation, as well as other incentives or payments, is not paid directly by contract owners or the Separate Account. We intend to recoup this compensation and other sales expenses paid to distributors through fees and charges imposed under the contracts.

Voya Multi-Rate Annuity – Voya MRA                                         26

Compensation Arrangements.  Registered Representatives who offer and sell the contracts may be paid a commission.  The maximum percentage amount that may be paid with respect to a given purchase payment is the first-year percentage which ranges from 0% to a maximum of 6.0% of the first year of payments to an account.  Renewal commissions paid on payments made after the first year and asset-based service fees may also be paid.

Individual registered representatives may receive all or a portion of compensation paid to their distributor, depending upon the firm’s practices.  Commissions and any annual payments, when combined, could exceed 6.0% of total premium payments. To the extent permitted by SEC and FINRA rules and other applicable laws and regulations, we may also pay or allow other promotional incentives or payments in the form of cash payments or other compensation to distributors, which may require the registered representative to attain a certain threshold of sales of Company products.

We may also enter into special compensation arrangements with certain distributors based on those firms’ aggregate or anticipated sales of the contracts or other criteria. These arrangements may include commission specials, in which additional commissions may be paid in connection with premium payments received for a limited time period, within the maximum commission rates noted above. These special compensation arrangements will not be offered to all distributors, and the terms of such arrangements may differ among distributors based on various factors. These special compensation arrangements may also be limited only to Voya Financial Advisors, Inc. and other distributors affiliated with the Company. Any such compensation payable to a distributor will not result in any additional direct charge to you by us.

Some personnel may receive various types of non-cash compensation as special sales incentives, including trips, and we may also pay for some personnel to attend educational and/or business seminars. Any such compensation will be paid in accordance with SEC and FINRA rules. Employees of the Company or its affiliates (including wholesaling employees) may receive more compensation when funds advised by the Company or its affiliates (“affiliated funds”) are selected by a contract holder than when unaffiliated funds are selected. Additionally, management personnel of the Company, and of its affiliated broker-dealers, may receive additional compensation if the overall amount of investments in funds advised by the Company or its affiliates meets certain target levels or increases over time.  Compensation for certain management personnel, including management personnel, may be enhanced if management personnel meet or exceed goals for sales of the contracts, or if the overall amount of investments in the contracts and other products issued or advised by the Company or its affiliates increases over time. Certain management personnel may also receive compensation that is a specific percentage of the commissions paid to distributors or of purchase payments received under the contracts, or which may be a flat dollar amount that varies based upon other factors, including management’s ability to meet or exceed service requirements, sell new contracts or retain existing contracts, or sell additional service features such as a common remitting program.

In addition to direct cash compensation for sales of contracts described above, through Voya Financial Partners, LLC, we may also pay distributors additional compensation or reimbursement of expenses for their efforts in selling the contracts to you and other customers.  These amounts may include:

•         Marketing/distribution allowances that may be based on the percentages of purchase payments received, the aggregate commissions paid and/or the aggregate assets held in relation to certain types of designated insurance products issued by the Company and/or its affiliates during the year;

•         Loans or advances of commissions in anticipation of future receipt of purchase payments (a form of lending to registered representatives).  These loans may have advantageous terms, such as reduction or elimination of the interest charged on the loan and/or forgiveness of the principal amount of the loan, which may be conditioned on sales;

•         Education and training allowances to facilitate our attendance at certain educational and training meetings to provide information and training about our products.  We also hold training programs from time to time at our own expense;

•         Sponsorship payments or reimbursements for distributors to use in sales contests and/or meetings for their registered representatives who sell our products. We do not hold contests based solely on sales of this product;

•         Certain overrides and other benefits that may include cash compensation based on the amount of earned commissions, representative recruiting or other activities that promote the sale of contracts; and

Voya Multi-Rate Annuity – Voya MRA                                         27

•         Additional cash or noncash compensation and reimbursements permissible under existing law. This may include, but is not limited to, cash incentives, merchandise, trips, occasional entertainment, meals and tickets to sporting events, client appreciation events, business and educational enhancement items, payment for travel expenses (including meals and lodging) to pre-approved training and education seminars, and payment for advertising and sales campaigns.

We may pay commissions, dealer concessions, wholesaling fees, overrides, bonuses, other allowances and benefits and the costs of all other incentives or training programs from our resources, which include the fees and charges imposed under the contracts.

The following is a list of the top 25 distributors that, during 2014, received the most compensation, in the aggregate, from us in connection with the sale of registered variable annuity contracts issued by us, ranked by total dollars received:

1.	Voya Financial Advisors, Inc.	14.	Primerica Financial Services, Inc.
2.	Signator Financial Services, Inc.	15.	NIA Securities, L.L.C.
3.	LPL Financial Corporation	16.	GWN Securities, Inc.
4.	Morgan Stanley Smith Barney LLC	17.	Cadaret, Grant & Co., Inc.
5.	American Portfolios Financial Services, Inc.	18.	TFS Securities, Inc.
6.	Cetera Financial Group	19.	NYLIFE Securities LLC
7.	Financial Telesis Inc./Jhw Financial Services Inc.	20.	Woodbury Financial Services, Inc.
8.	Lincoln Financial Advisors Corporation	21.	National Planning Corporation
9.	NFP Advisor Services, LLC	22.	Ameriprise Financial Services, Inc.
10.	PlanMember Securities Corporation	23.	Northwestern Mutual Investment Services, LLC
11.	Securities America, Inc.	24.	First Allied Securities, Inc.
12.	Royal Alliance Associates, Inc.	25.	Edward D. Jones & Co., L.P.
13.	MetLife Securities, Inc.

This is a general discussion of the types and levels of compensation paid by us for the sale of our variable annuity contracts.  It is important for you to know that the payment of volume or sales-based compensation to a distributor or registered representative may provide that registered representative a financial incentive to promote our contracts over those of another Company, and may also provide a financial incentive to promote one of our and/or services contracts over another.

Contract Modification

Only an authorized officer of the Company may change the terms of the contract.  We may change the contract as required by federal or state law.  In addition, we may, upon 30 days’ written notice to the contract holder, make other changes to group contracts that would apply only to individuals who become participants under that contract after the effective date of such changes.  If the group contract holder does not agree to a change, we reserve the right to refuse to establish new accounts under the contract.  Certain changes will require the approval of appropriate state or federal regulatory authorities.

Certain changes will require the approval of appropriate state or federal regulatory authorities.

Transfer of Ownership; Assignment

Your rights under a nonqualified contract may be assigned or transferred. An assignment of a contract will only be binding on us if it is made in writing and sent to and accepted by us at Customer Service. We will use reasonable procedures to confirm the assignment is authentic, including verification of signature.  If we fail to follow our own procedures, we will be liable for any losses to you directly resulting from the failure. Otherwise, we are not responsible for the validity of any assignment.  The rights of the contract holder and the interest of the annuitant and any designated beneficiary will be subject to the rights of any assignee we have on our records. We reserve the right not to accept any assignment or transfer to a non-natural person. In some cases, an assignment may have adverse tax consequences. You should consult a tax and/or legal adviser.

Voya Multi-Rate Annuity – Voya MRA                                         28

Involuntary Terminations

We reserve the right to terminate any account with a value of $2,500 or less immediately following a partial withdrawal.  However, an IRA may only be closed out when payments to the contract have not been received for a 24-month period and the paid-up annuity benefit at maturity would be less than $20 per month.  If such right is exercised, you will be given 90 days’ advance written notice.  No early withdrawal charge will be deducted for involuntary terminations.  We do not intend to exercise this right in cases where the account value is reduced to $2,500 or less solely due to investment performance.

Experts

The consolidated financial statements of the Company on Form 10-K for the year ended December 31, 2014 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The primary business address of Ernst & Young LLP is Suite 1000, 55 Ivan Allen Jr. Boulevard, Atlanta, GA 30308.

Legal Proceedings

We are not aware of any pending legal proceedings that are likely to have a material adverse effect upon the Company’s ability to meet its obligations under the contract, Voya Financial Partners, LLC’s ability to distribute the contract or upon the separate account.

•         Litigation. Notwithstanding the foregoing, the Company and/or Voya Financial Partners, LLC, is a defendant in a number of litigation matters arising from the conduct of its business, both in the ordinary course and otherwise. In some of these matters, claimants seek to recover very large or indeterminate amounts, including compensatory, punitive, treble and exemplary damages. Certain claims are asserted as class actions. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages and other relief. The variability in pleading requirements and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim oftentimes bears little relevance to the merits or potential value of a claim.

•         Regulatory Matters.  As with other financial services companies, the Company and its affiliates, including Voya Financial Partners, LLC, periodically receive informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters. Regulatory investigations, exams, inquiries and audits could result in regulatory action against the Company or subject the Company to settlement payments, fines, penalties and other financial consequences, as well as changes to the Company’s policies and procedures.

The outcome of a litigation or regulatory matter and the amount or range of potential loss is difficult to forecast and estimating potential losses requires significant management judgment. It is not possible to predict the ultimate outcome for all pending litigation and regulatory matters and given the large and indeterminate amounts sought and the inherent unpredictability of such matters, it is possible that an adverse outcome in certain litigation or regulatory matters could, from time to time, have a material adverse effect upon the Company’s results of operations or cash flows in a particular quarterly or annual period.

Voya Multi-Rate Annuity – Voya MRA                                         29

Further Information

This prospectus does not contain all of the information contained in the registration statement of which this prospectus is a part.  Portions of the registration statement have been omitted from this prospectus as allowed by the SEC.  You may obtain the omitted information from the offices of the SEC, as described below. We are required by the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, to file periodic reports and other information with the SEC. You may inspect or copy information concerning the Company at the Public Reference Branch of the SEC at:

Securities and Exchange Commission

SEC Public Reference Branch

100 F Street, N.E., Room 1580

Washington, DC 20549

You may also obtain copies of these materials at prescribed rates from the Public Reference Branch of the above office.  You may obtain information on the operation of the Public Reference Branch by calling the SEC at either 1-800-SEC-0330 or 1-202-551-8090 or by e-mailing publicinfo@sec.gov. You may also find more information about the Company by visiting the Company’s homepage on the internet at https://voya.com.

Our filings are available to the public on the SEC’s website at www.sec.gov.  (This uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC website into this prospectus.) When looking for more information about the Contract, you may find it useful to use the number assigned to the registration statement under the Securities Act of 1933.  This number is 333-133158.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that the incorporated document is considered part of this prospectus.  We can disclose important information to you by referring you to this document.  This prospectus incorporates by reference the Annual Report on Form 10-K for the year ended December 31, 2014. Form 10-K contains additional information about the Company and includes certified financial statements as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014.  We were not required to file any other reports pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus.

You may request a free copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them).  Please direct your request to:

Voya Retirement Insurance and Annuity Company
Customer Service

P.O. Box 9271

Des Moines, IA 50306-9271

1-800-531-4547

Inquiries

You may contact us directly by writing or calling us at the address or phone number shown above.

Voya Multi-Rate Annuity – Voya MRA                                         30

appendix i

Calculating a Market Value Adjustment (MVA)

Market Value Adjustment Formula

The mathematical formula used to determine the MVA is:

{	(1+i)	}	x
365
(1+j)

Where:

•         i is the deposit period yield;

•         j is the current yield; and

•         x is the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term.

We make an adjustment in the formula of the MVA to reflect the period of time remaining in the guaranteed term from the Wednesday of the week of a withdrawal.

Explanation of the Market Value Adjustment Formula

The MVA essentially involves a comparison of two yields: the yield available at the start of the current guaranteed term of the contract (the deposit period yield) and the yield currently available (the current yield).

The MVA depends on the relationship between the following:

•      The deposit period yield of U.S. Treasury Notes that mature in the last quarter of the guaranteed term; and

•      The current yield of these U.S. Treasury Notes at the time of withdrawal.

If the current yield is the lesser of the two, the MVA will decrease the amount withdrawn from the contract to satisfy the withdrawal request (the MVA will be positive).  If the current yield is the higher of the two, the MVA will increase the amount withdrawn from the contract to satisfy the withdrawal request (the MVA will be negative, or detrimental to the investor).  As a result of the MVA imposed, the amount withdrawn from the contract prior to the maturity date may be less than the amount paid into the contract.

To determine the deposit period yield and the current yield, certain information must be obtained about the prices of outstanding U.S. Treasury Notes.  This information may be found each business day in publications such as the Wall Street Journal, which publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day. These percentages are used in determining the deposit period yield and the current yield for the MVA calculation.

Deposit Period Yield

Determining the deposit period yield in the MVA calculation involves consideration of interest rates prevailing at the start of the guaranteed term from which the withdrawal will be made, as follows:

•         We identify the Treasury Notes that mature in the last three months of the guaranteed term; and

•         We determine the yield-to-maturity percentages of these Treasury Notes for the last business day of each week in the deposit period.

Voya Multi-Rate Annuity – Voya MRA                                        I-1

The resulting percentages are then averaged to determine the deposit period yield.  The deposit period is the period of time during which the purchase payment or any reinvestment may be made to available guaranteed terms.  A deposit period may be a month, a calendar quarter, or any other period of time we specify.

Current Yield

To determine the current yield, we use the same Treasury Notes identified for the deposit period yield —Treasury Notes that mature in the last three months of the guaranteed term.  However, the yield-to-maturity percentages used are those for the last business day of the week preceding the withdrawal.  We average these percentages to determine the current yield.

Examples of MVA Calculations

The following are examples of MVA calculations using several hypothetical deposit period yields and current yields.  These examples do not include the effect of any early withdrawal charge that may be assessed under the contract upon withdrawal.

EXAMPLE I
Assumptions: i, the deposit period yield, is 4% j, the current yield, is 6% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.					Assumptions: i, the deposit period yield, is 5% j, the current yield, is 6% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.
MVA =	{	(1+i)	}	x	MVA =	{	(1+i)	}	x
				365					365
		(1+j)					(1+j)
=	{	(1.04)	}	927	=	{	(1.05)	}	927
				365					365
		(1.06)					(1.06)
= .9528					= .9762

In this example, the deposit period yield of 4% is less than the current yield of 6%; therefore, the MVA is less than one. The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be increased to compensate for the negative MVA amount. For example, a withdrawal request to receive a check for $2,000.00 would result in a $2,099.08 withdrawal from the guaranteed term.

In this example, the deposit period yield of 5% is less than the current yield of 6%; therefore, the MVA is less than one. The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be increased to compensate for the negative MVA amount. For example, a withdrawal request to receive a check for $2,000.00 would result in a $2,048.76 withdrawal from the guaranteed term.

Voya Multi-Rate Annuity – Voya MRA                                        I-2

EXAMPLE II
Assumptions: i, the deposit period yield, is 6% j, the current yield, is 4% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.					Assumptions: i, the deposit period yield, is 5% j, the current yield, is 4% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.
MVA =	{	(1+i)	}	x	MVA =	{	(1+i)	}	x
				365					365
		(1+j)					(1+j)
=	{	(1.06)	}	927	=	{	(1.05)	}	927
				365					365
		(1.04)					(1.04)
= 1.0496					= 1.0246

In this example, the deposit period yield of 6% is greater than the current yield of 4%; therefore, the MVA is greater than one. The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be decreased to compensate for the positive MVA amount. For example, a withdrawal request to receive a check for $2,000.00 would result in a $1,905.49 withdrawal from the guaranteed term.

In this example, the deposit period yield of 5% is greater than the current yield of 4%; therefore, the MVA is greater than one. The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be decreased to compensate for the positive MVA amount. For example, a withdrawal request to receive a check for $2,000.00 would result in a $1,951.98 withdrawal from the guaranteed term.

Voya Multi-Rate Annuity – Voya MRA                                        I-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Not Applicable.

Item 15. Indemnification of Directors and Officers

Section 33-779 of the Connecticut General Statutes (“CGS”) provides that a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by Sections 33-
770 to 33-778, inclusive, of the CGS. Reference is hereby made to Section 33-771(e) of the CGS regarding indemnification of directors and Section 33-776(d) of CGS regarding indemnification of officers, employees and agents of Connecticut corporations. These statutes provide in general that Connecticut corporations incorporated prior to January 1, 1997 shall, except to the extent that their certificate of incorporation expressly provides otherwise, indemnify their directors, officers, employees and agents against “liability” (defined as the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding) when (1) a determination is made pursuant to Section
33-775 that the party seeking indemnification has met the standard of conduct set forth in Section 33-771 or (2) a court has determined that indemnification is appropriate pursuant to Section 33-774. Under Section 33-775, the determination of and the authorization for indemnification are made (a) by two or more disinterested directors, as defined in Section 33-770(3); (b) by special legal counsel; (c) by the shareholders; or (d) in the case of indemnification of an officer, agent or employee of the corporation, by the general counsel of the corporation or such other officer(s) as the board of directors may specify. Also, Section 33-772 with Section 33-776 provide that a corporation shall indemnify an individual who was wholly successful on the merits or otherwise against reasonable expenses incurred by him in connection with a proceeding to which he was a party because he is or was a director, officer, employee, or agent of the corporation. Pursuant to Section 33-771(d), in the case of a proceeding by or in the right of the corporation or with respect to conduct for which the director, officer, agent or employee was adjudged liable on the basis that he received a financial benefit to which he was not entitled, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was named a party.

A corporation may procure indemnification insurance on behalf of an individual who is or was a director of the corporation. Consistent with the laws of the State of Connecticut, Voya Financial, Inc. maintains Professional
Liability and Fidelity bond, Employment Practices liability and Network Security insurance policies issued by an international insurer. The policies cover Voya Financial, Inc. and any company in which Voya Financial, Inc. has a controlling financial interest of 50% or more. The policies cover the funds and assets of the principal underwriter/depositor under the care, custody and control of Voya Financial, Inc. and/or its subsidiaries. The policies provide for the following types of coverage: Errors and Omissions/Professional Liability, Employment
Practices liability and Fidelity/Crime (a.k.a. “Financial Institutional Bond”) and Network Security (a.k.a.
“Cyber/IT”).

Section 20 of the Voya Financial Partners, LLC Limited Liability Company Agreement executed as of
November 28, 2000 provides that Voya Financial Partners, LLC will indemnify certain persons against any loss, damage, claim or expenses (including legal fees) incurred by such person if he is made a party or is threatened to be made a party to a suit or proceeding because he was a member, officer, director, employee or agent of Voya
Financial Partners, LLC, as long as he acted in good faith on behalf of Voya Financial Partners, LLC and in a manner reasonably believed to be within the scope of his authority. An additional condition requires that no person shall be entitled to indemnity if his loss, damage, claim or expense was incurred by reason of his gross negligence or willful misconduct. This indemnity provision is authorized by and is consistent with Title 8, Section 145 of the
General Corporation Law of the State of Delaware.

Item 16. Exhibits

Furnish the exhibits as required by Item 601 of Regulation S-K (§229.601):

(1)(a)	Underwriting Agreement dated November 17, 2000 between Aetna Life Insurance and
Annuity Company and Aetna Investment Services, LLC · Incorporated by reference to Pre-
Effective Amendment No. 34 to Registration Statement on Form N-4 (File No. 033-75996), as
filed on December 20, 2006.

(1)(b)	Confirmation of Underwriting Agreement · Incorporated by reference to Registration
Statement on Form S-1 (File No. 333-133158, Accession No. 0000836687-06-000199), as
filed on April 10, 2006.

(4)(a)	Group Annuity Contract (Form No. G1-MGA-95) · Incorporated by reference to the
Registration Statement on Form S-2 (File No. 033-64331), as filed on November 16, 1995.

(4)(b)	Individual Annuity Contract (Form No. I1-MGA-95) · Incorporated by reference to Pre-
Effective Amendment No. 2 to Registration Statement on Form S-2 (File No. 033-64331), as
filed on January 17, 1996.

(4)(c)	Certificate (G1CC-MGA-95) to Group Annuity Contract Form No. G1-MGA-95 ·
Incorporated by reference to Post-Effective Amendment No. 3 to Registration Statement on
Form S-2 (File No. 033-64331), as filed on November 24, 1997.

(4)(d)	Endorsement (E1-MGAIRA-95-2) to Group Annuity Contract Form No. G1-MGA-95 and
Certificate No. G1CC-MGA-95 · Incorporated by reference to Post-Effective Amendment No.
3 to Registration Statement on Form S-2 (File No. 033-64331), as filed on November 24, 1997.

(4)(e)	Endorsement (E1-MGAROTH-97) to Group Annuity Contract Form No. G1-MGA-95 and
Certificate No. G1CC-MGA-95 · Incorporated by reference to Post-Effective Amendment No.
3 to Registration Statement on Form S-2 (File No. 033-64331), as filed on November 24, 1997.

(4)(f)	Endorsement ENMCHGI (5/02) (Name Change) · Incorporated by reference to the
Registration Statement on Form S-2 (File No. 333-86276), as filed on April 15, 2002.

(5)	Opinion re Legality

(23)(a)	Consent of Independent Registered Public Accounting Firm, attached.

(23)(b)	Consent of Legal Counsel (included in Exhibit (5) above).

(24)(a)	Powers of Attorney

(24)(b)	Certificate of Resolution Authorizing Signature by Power of Attorney · Incorporated by
reference to Post-Effective Amendment No. 5 to Registration Statement on Form N-4 (File No.
033-75986), as filed on April 12, 1996.

Exhibits other than these listed are omitted because they are not required or are not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

(a)	Rule 415 offerings:

	(1)	Not Applicable

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(5)(ii)	That for, the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

	(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Filings incorporating subsequent Exchange Act documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the
Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section
15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Not applicable

(d)	Not applicable

(e)	Not applicable

(f)	Not applicable

(g)	Not applicable

(h)	Request for Acceleration of Effective Date:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	Not applicable

(j)	Not applicable

(k)	Not applicable

(l)	Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Windsor, State of
Connecticut, on this 6th day of April, 2015.

	By:	VOYA RETIREMENT INSURANCE AND
ANNUITY COMPANY
(REGISTRANT)

	By:	Alain M. Karaoglan*
Alain M. Karaoglan
President (principal executive officer)

	By:	/s/ J. Neil McMurdie
J. Neil McMurdie as
Attorney-in-Fact

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on April 6, 2015.

Signature	Title

Alain M. Karaoglan*	Director and President
Alain M. Karaoglan	(principal executive officer)

Mark B. Kaye*	Senior Vice President and Chief Financial Officer
Mark B. Kaye	(principal financial officer)

Steven T. Pierson*	Senior Vice President and Chief Accounting Officer
Steven T. Pierson	(principal accounting officer)

Rodney O. Martin, Jr.*	Director
Rodney O. Martin, Jr.

Chetlur S. Ragavan*	Director
Chetlur S. Ragavan

Michael S. Smith*	Director
Michael S. Smith

Ewout L. Steenbergen*	Director
Ewout L. Steenbergen

/s/ J. Neil McMurdie
J. Neil McMurdie as
Attorney-in-Fact

*Executed by J. Neil McMurdie on behalf of those indicated pursuant to Powers of Attorney.

EXHIBIT INDEX

Exhibit No.	Exhibit

16(5)	Opinion re: Legality	EX-16(5)
16(23)(a)	Consent of Independent Registered Public Accounting Firm	EX-16(23)(a)
16(23)(b)	Consent of Legal Counsel	*
16(24)(a)	Powers of Attorney	EX-16(24)(a)

*Included in Exhibit (5) above